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TIMOTHY E. FOSTER
Chief Executive Officer

October 1, 1998


Mr. Barry Smith
1016 W. Ninth Ave.
King of Prussia, PA 19406


Dear Barry:

      I am pleased to inform you of certain additional commitments and agreements NovaCare, Inc. (the "Company") is making to you in connection with your continued employment with the Company.

      The Company agrees that, in the event you are terminated by the Company (or its successor) without Due Cause (as defined herein) sixty (60) days in advance of the public announcement of, or at any time during the one (1) year period following, a Change in Control of the Company (as defined herein), you will be paid, in a lump sum within thirty (30) days after the date of such termination, severance pay representing a period of twelve (12) months of your then existing annual base salary. Further, if you are terminated without Due Cause during Fiscal Year 1999 sixty (60) days in advance of the public announcement of, or following, a Change of Control of the Company, the Company will pay to you in a lump sum within thirty (30) days of such termination, a Fiscal Year 1999 bonus in an amount not less than 100% of the Fiscal Year 1998 bonus that was paid to you (annualized in the event you were not employed for all of Fiscal Year 1998), in addition to the severance amount set forth in the preceding sentence. The foregoing commitments shall supersede any other agreement between you and the Company in connection with the payment of severance in the event of a Change of Control of the Company including, without limitation, the Company's Severance Policy, and shall constitute the entire agreement between the parties with respect to the subject matters addressed herein; provided, however, that nothing herein shall be interpreted to alter the Company's standard policies and procedures with respect to unused paid time off. Of course, all other terms and conditions of any severance agreement between you and the Company shall remain in full force and effect to the extent of any severance rights you may have in situations not involving a Change of Control of the Company.

      For purposes of this Agreement, Due Cause shall constitute (a) your continuing failure to perform your duties and responsibilities to the Company, if not remedied within sixty (60) days after a written demand for performance is delivered
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to you; (b) any material act of dishonesty to the Company; (c) conviction of (i)
a felony or (ii) any crime or offense involving moral turpitude.

      If, within the twelve (12) month period following a Change in Control, there occurs:

      (a) a 10% or more reduction in your annual base salary, or a 10% or more reduction in the amount of the bonus for which you are eligible as of the date immediately prior to the Change in Control; or

      (b) your principal site of employment is relocated fifty (50) miles or more from your principal site of employment as of the date immediately prior to the Change of Control;

then, at your option, exercisable by you within thirty (30) days after the occurrence of any of the foregoing events, you may resign from employment with the Company by delivering a notice in writing (the "Notice of Termination") to the Company, and, in such event, you shall be entitled to the severance provisions discussed above. As in the case of an termination without Due Cause following a Change in Control of the Company, if a Notice of Termination as hereinbefore described is delivered in Fiscal Year 1999, your severance shall include a Fiscal Year 1999 bonus as described above.

      For purposes of this Agreement, a Change in Control of the Company shall be deemed to have occurred if:

                  (i) a "person" (meaning an individual, a partnership, or other group or association as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, other than the Executive or a group including the Executive), either (x) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office or (y) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company having a right to vote in elections of directors; or

                  (ii) Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors of the Company; or
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                  (iii) all or substantially all of the business and/or assets of the Company are disposed of by the Company to a party or parties other than a subsidiary or other affiliate of the Company, pursuant to a partial or complete liquidation of the Company, sale of assets (including stock of a subsidiary of the Company) or otherwise, or if the Company's outpatient services business, the Company's orthotics and prosthetics business, and/or the Company's long-term care services business, together or separately, are either sold to a third party, spun-off to the Company's stockholders or otherwise transferred to a third party (such third party being less than 50% owned by the Company).

      For purposes of this Agreement, the term "Continuing Director" shall mean a member of the Board of Directors of the Company who either was a member of the Board of Directors on the date hereof or who subsequently became a Director and whose election, or nomination for election, was approved by a vote of at least two-thirds of the Continuing Directors then in office.

      Lastly, if you receive any severance payment pursuant to this Agreement, then any options to purchase the Company's Common Stock which you now hold or are hereinafter granted to you by the Company shall become immediately fully vested and exercisable; provided, however that you must exercise those options within three months after the termination of your employment with the Company.

      I am pleased that the Company is able to extend to you the severance benefits discussed above. Please sign, date and return an original copy of this letter to Kathryn Kehoe, Senior Vice President, Human Resources.


                                    Sincerely,

                                    /s/ Timothy E. Foster



Acknowledged:

/s/ Barry Smith   10/4/98
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Signature and Date